SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): March 4, 1998

                       ALLIANCE SEMICONDUCTOR CORPORATION
             (Exact name of Registrant as specified in its charter)

           Delaware                       0-22594                77-0057842
(State or other jurisdiction of         (Commission           (I.R.S. Employer
        incorporation)                 File Number)          Identification No.)

            3099 North First Street, San Jose, California 95134-2006
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (408) 383-4900

                         ------------------------------

Item 5.  Other Events

         On March 4, 1998, the Registrant ("Alliance") entered into an agreement (the "Agreement") for the sale by Alliance of 35 million shares (the "Shares") of stock of United Semiconductor Corporation ("USC"), for a purchase price of
1.05 billion New Taiwan Dollars (approximately US$32.84 million at exchange rates prevailing on March 4, 1998). The sale is subject to certain conditions precedent, including receipt of approval from certain Taiwan regulatory authorities.

         Under the terms of the Agreement, if at any time a "Liquidity Event" occurs, Alliance will be entitled to receive, in addition to the initial payment of 1.05 billion New Taiwan Dollars, a contingent payment of up to 19 New Taiwan Dollars per Share, or up to an additional 665 million New Taiwan Dollars. Upon occurrence of a Liquidity Event, Alliance may elect to receive its contingent payment with respect to all or a portion of the Shares; provided that Alliance may only receive one contingent payment with respect to each Share; and provided further that Alliance may not request to receive a contingent payment with respect to fewer than five million Shares. Subject to the foregoing, Alliance may request contingent payments with respect to different portions of Shares in connection with different Liquidity Events.

         A "Liquidity Event" is defined as an event by which United Microelectronics Corporation ("UMC"), or its successor(s) with respect to USC shares, will have the opportunity to receive value from transfer of its ownership of shares of stock in USC in an arm-length transaction other than by way of transfer to employees for incentives, whether or not UMC or its successor(s) in fact participates in such opportunity. A Liquidity Event will include, for example, completion of a public offering of USC securities on a recognized securities exchange; a sale of USC stock owned by UMC or by a UMC successor in an arms-length transaction; or a sale of all or substantially all of the assets of USC. For purposes of the Agreement, a "successor" of UMC will be any entity which succeeds to and/or acquires from UMC, in the aggregate, more than 5 million shares of USC common stock under circumstances in which such transaction does not qualify as a Liquidity Event; there may be multiple successors to UMC under the Agreement, and there may be multiple Liquidity Events as to each separate successor.

         USC, a Taiwan corporation located in Hsin-Chu, Taiwan, is a foundry joint venture between Alliance, UMC and S3 Incorporated that was formed in 1995. Alliance paid approximately 1.95 billion New Taiwan Dollars for its 18.99% equity interest in USC. As a result of the sale of shares pursuant to the Agreement, Alliance's percentage ownership in USC will decrease to 15.49%. Alliance maintains its right to purchase up to approximately 25% of the manufacturing capacity of USC.

         Risk Factors

         All statements in this Report reflecting Alliance's anticipation of receiving funds are forward-looking; the risk factors set forth below could cause actual results to differ materially from those in the forward-looking statements. The parties must obtain approval from Taiwan government authorities (including the Hsin-Chu Science-Based Industrial Park authorities and the Taiwan Securities and Futures Commission) in order for funds to be transferred to Alliance pursuant to the Agreement. Alliance does not currently anticipate any difficulty in obtaining such approval, but there can be no assurance that such approval will not be delayed or withheld, either with respect to the initial payment or with respect to any contingent payment. Additionally, there is a risk that the party or parties obliged to make payment (initial or contingent) to Alliance may, due to reasons of credit or otherwise, be unwilling or unable to make payment to Alliance when due (assuming that requisite government approval for such payments is obtained). Moreover, payments to be made to Alliance pursuant to the Agreement will be calculated in New Taiwan Dollars. The exchange rate of the New Taiwan Dollar to the U.S. dollar is subject to material change, particularly in light of the uncertainties caused by the current financial and economic conditions in Asia; there can be no assurance that on the date or dates Alliance receives payments pursuant to the Agreement (assuming that requisite government approval for such payments is obtained and the obligor(s) makes such payments), the New Taiwan Dollar will not have materially deteriorated in value against the U.S. dollar as compared to the rate prevailing on March 4, 1998 (approximately 32 New Taiwan Dollars to one U.S. dollar). The forward-looking statements in this Report speak only as of March 19, 1998 (the date this Report is filed with the Securities and Exchange Commission). The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statement is based, in whole or in part.

Item 7.  Financial Statements and Exhibits

         (a)      Financial statements of businesses acquired.

                  Not applicable.

         (b)      Pro forma financial information.

                  Not applicable.

         (c)      Exhibits.

                  10.1* Sale and Transfer Agreement dated as of March 4, 1998.

                  * Confidential treatment has been requested for a portion of this document. Confidential portions omitted have been filed separately with the Securities and Exchange Commission.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     ALLIANCE SEMICONDUCTOR CORPORATION


Dated:   March 19, 1998              By:      /s/  Charles Alvarez
                                              ----------------------------------
                                              Charles Alvarez, Vice President --
                                              Finance and Administration, and
                                              Chief Financial Officer